Exhibit 99.2

P R E S S   R E L E A S E

Autoliv to Increase its Share Buyback Pace

(Stockholm, July 30, 2008) --- Following the announcement of the agreed acquisition of the automotive radar sensors business of Tyco Electronics Ltd, Autoliv Inc. (NYSE: ALV), the worldwide leader in automotive safety, intends to increase the rate of share repurchases given the current price of the Company.

 Jan Carlson, Autoliv’s President and Chief Executive Officer said: “This is in line with our stated “opportunistic” buyback philosophy . Simply put, we aim to buy more shares when we believe the timing is right and the price is attractive. Working with our external financial advisers we continuously analyse the market situation and in light of recent stock market developments we believe the timing is right and that our shareholders are best served by us using our very strong balance sheet position to increase our repurchases again.”

The current repurchase mandate authorizes the Company’s management to repurchase another 4.9 million shares at a pace it deems best for the Company and its long-term shareholders, since there is no expiration date of the repurchase mandate.

Autoliv publishes daily the repurchase program activity of the previous day on its corporate website.

Inquiries:
Mr. Jan Carlson, President and CEO. +468-587 20 656
Ray Pekar, Director Business Development and Investor Relations, Tel +519-973-3799

“Safe Harbor Statement”
Statements in this report that are not statements of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements involve risks and uncertainties, including – but not limited to – the economic outlook for the Company’s markets, fluctuation of foreign currencies, fluctuation in vehicle production schedules for which the Company is a supplier, continued uncertainty in program awards and performance, the financial results of companies in which Autoliv has made technology investments, pricing negotiations with customers, fluctuating fuel and commodity prices and other costs, supply issues, product liability, warranty and recall claims, dependence on customers and suppliers, and other factors discussed in Autoliv’s filings with the Securities and Exchange Commission (SEC). We do not intend or assume any obligation to update any of these statements.